CLIFFORD                                           LIMITED LIABILITY PARTNERSHIP
CHANCE


                             BROADBAND STUDIOS, INC.

                                       AND

                                GAMEPLAY.COM PLC

                                       AND

                       TAKE-TWO INTERACTIVE SOFTWARE, INC.


              ----------------------------------------------------
                     AGREEMENT FOR THE SALE AND PURCHASE OF
                     THE SHARE CAPITAL OF TOGA HOLDINGS B.V.
              ----------------------------------------------------

                                    CONTENTS
Clause                                                                    Page

1.     Interpretation.......................................................4

2.     Sale And Purchase....................................................9

3.     Completion...........................................................9

4.     Post-Completion Matters.............................................11

5.     Seller's Warranties.................................................12

6.     Buyer's Warranties..................................................13

7.     Remedies/Indemnity..................................................13

8.     Limitation Of Liability.............................................15

9.     Lock-Up.............................................................19

10.    Stand-Still.........................................................22

11.    Intellectual Property Rights........................................22

12.    Further Undertakings By The Parties.................................22

13.    Take-Two Premises...................................................24

14.    Key Contracts.......................................................24

15.    Confidential Information............................................25

16.    Guarantee...........................................................26

17.    Costs...............................................................27

18.    General.............................................................27

19.    Entire Agreement....................................................28

20.    Assignment..........................................................28

21.    Notices.............................................................28

22.    Governing Law And Jurisdiction......................................29

23.    Counterparts........................................................30

24.    Indemnity For Payments..............................................30

Schedule 1 BUYER'S DETAILS.................................................31

Schedule 2 BUYER'S WARRANTIES..............................................33

Schedule 3 KEY CONTRACTS...................................................35

Schedule 4 WARRANTIES......................................................36

       Part A  Supplementary Warranties....................................36

       Part B  Stock Purchase Agreement Warranties.........................38

Schedule 5 INTELLECTUAL PROPERTY.............................................

Agreed Form Documents

1.  Employment contracts

2.  Letter of resignation of Gary Dale

3.  Notarial Deed

4.  Receivables Assignments

5.  Online Distribution Agreement

6.  Pixel Acquisition Employee Trust Arrangements

7.  Warrant Instrument

8.  Joint Marketing Agreement

9.  Disclosure Schedules

THIS AGREEMENT is made on 2 October 2000

BETWEEN:

1.   BROADBAND  STUDIOS,  INC.,  a  company  incorporated  in  Delaware,   whose
     principal place of business is at 575 Broadway, 3rd Floor, New York, NY 10012, United States of America (the "Seller"), a wholly-owned subsidiary of Take-Two;

2. GAMEPLAY.COM PLC, a company incorporated in England and Wales (registered no. 3734233), whose registered office is at 8-14 Vine Hill, London EC1R 5DX (the "Buyer"); and

3. TAKE-TWO INTERACTIVE SOFTWARE, INC. a company incorporated in Delaware, whose principal place of business is at 575 Broadway, 3rd Floor, New York, NY 10012, United States of America ("Take-Two").

THE PARTIES AGREE as follows:

1.   INTERPRETATION

1.1 In this Agreement, terms defined in section 1 of the Stock Purchase Agreement and not defined in this Agreement shall have the meaning given in the Stock Purchase Agreement, unless the context otherwise requires.

1.2  In this Agreement:

     "AIM" means the Alternative Investment Market of the London Stock Exchange;

     "AIM Rules" means Chapters 16 and 17 of the Rules of the London Stock Exchange;

     "Act" means the Companies Act 1985;

     "Business Day" means a day other than a Saturday or Sunday or public holiday in England and Wales;

     "Buyer's Group Undertaking" means the Buyer or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Buyer or a subsidiary undertaking of a parent undertaking of the Buyer;

     "Buyer's Warranty" means each statement contained in Schedule 2 of this Agreement;

     "Company" means Toga Holdings B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) formed under the law of The Netherlands (being registered with the Chamber of Commerce in Amsterdam under number 33305468), having its registered office at Drentestraat 20, 1083 HK Amsterdam, The Netherlands;

     "Completion" means completion of the sale and purchase of the Shares in accordance with this Agreement;

     "Completion Date" means the date of this Agreement;

     "Confidential Information" means all information which is used in or otherwise relates to a Group Company's or a Seller's Group Undertaking's (as the case may be) business, customers or financial or other affairs including, without limitation, information relating to:

     (a) the marketing of goods or services including, without limitation, customer names and lists and other details of customers, sales targets, sales statistics, market share statistics, prices, market research reports and surveys, and advertising or other promotional materials; or

     (b)  future  projects,   business   development  or  planning,   commercial
          relationships and negotiations;

     but does not include information which is made public by, or with the consent of, a party or which is acquired by a party from a third party not known to be bound by a confidentiality obligation;

     "Consideration Shares" has the meaning set out in clause 2.2.1;

     "Disclosure Schedule" means the schedules provided by the Seller to the Buyer in relation to the Warranties and in the agreed form;

     "Founder Shares" means the new ordinary shares of the Buyer to be allotted and issued in accordance with the Pixel Acquisition Employee Trust Arrangements and the Founder Subscription;

     "Founder Subscription" means the subscription by Ramy Weitz for 1,293,309 new ordinary shares of 0.5p each in the Buyer of even date herewith;

     "Group" means the Company and each Subsidiary Undertaking and "Group Company" means the Company or a Subsidiary Undertaking;

     "Intellectual Property" means:

     (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, internet domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, knowhow, rights in designs and inventions;

     (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

     (c) rights of the same or similar effect or nature as or to those in paragraphs (a) and (b) which now or in the future may subsist; and

     (d) the right to sue for past infringements of any of the foregoing rights;

     "Intellectual Property Rights" means all Intellectual Property owned, exclusively used by a Group Company or required to be used by a Group Company in its business in the ordinary and usual course (but does not include Intellectual Property subsisting in any game code used or owned by Take-Two, a Seller's Group Undertaking or a Group Company for testing or other ancillary purposes);

     "Intra-Group Guarantees" means guarantees, indemnities, counter-indemnities, undertakings, bonds, letters of credit and comfort letters provided by any Group Company or Seller's Group Undertaking (as the case may be) to any third party, or any like obligations or liabilities of a Group Company or Seller's Group Undertaking (as the case may be) to any third party, to the extent that they relate to the indebtedness, credit-worthiness or financial condition of, or the performance of obligations or undertakings by, any Seller's Group Undertaking or Group Company (as the case may be) and "Intra-Group Guarantee" shall be construed accordingly;

     "Joint Marketing Agreement" means the joint marketing agreement between the Buyer and Take-Two in the agreed form;

     "Key Contract" means a contract listed in Schedule 3 to this Agreement;

     "London Stock Exchange" means London Stock Exchange plc;

     "Online Distribution Agreement" means the online distribution agreement between the Buyer and Take-Two in the agreed form;

     "Pixel" means Pixel Broadband Studios Limited, a corporation under the law of Israel with number 51-157835-3, having its registered office at 4 Harakhev Street, Tel Aviv, 67771 Israel;

     "Pixel Acquisition Employee Trust Arrangements" means the employee trust arrangements that the Buyer intends to put in place, a summary of which is in the agreed form;

     "Receivables Assignments" means the letters of assignment and novation between Pixel, the Seller and Simigon Limited and World Imaging, Inc. respectively relating to the debts owed by them to Pixel in the agreed form;

     "Seller's Group Undertaking" means the Seller or an undertaking which is, on or at any time after the date of this Agreement, a subsidiary undertaking or parent undertaking of the Seller or a subsidiary undertaking of a parent undertaking of the Seller;

     "Shares" means 40,000 fully-paid ordinary shares of NLG 1 each in the capital of the Company comprising the whole of the issued and outstanding share capital of the Company;

     "Stock Purchase Agreement" means the stock purchase agreement dated 8 March 2000 between Broadband Solutions, Inc. (formerly called Premier Business Solutions, Inc.), Toga Holdings B.V., Pixel Broadband Studios Ltd., the Seller and Take-Two;

     "Subsidiary Undertaking" means a company (other than the Company) listed in the Disclosure Schedule and "Subsidiary Undertakings" means all of them;

     "Warrant"   means  a  warrant   granted  in  accordance  with  the  Warrant
     Instrument;

     "Warrant Instrument" means the warrant instrument to be entered into at Completion by the Buyer in the agreed form; and

     "Warranty" means each statement contained in Part A of Schedule 4 to this Agreement and each statement contained in section 4 of the Stock Purchase Agreement (except sections 3.26.1 and 3.27), the full text of which is attached in Part B of Schedule 4 to this Agreement, provided that:

     (a) references to the "Seller", the "Shareholder" and the "Company" shall be construed as references to the Seller, the Company and Pixel respectively (as defined in this Agreement);

     (b) references to a "Schedule" shall be construed as references to a Schedule to this Agreement;

     (c) references to "this Agreement" shall be construed as references to this Agreement;

     (d) the words "Ramy Weitz (as his interests relate directly or indirectly to the Seller, Shareholder or any of the Pixel Companies) the Seller," in section 3.1.1 shall be disregarded;

     (e) in section 3.1.2 and 3.1.3, references to "the Seller" shall be ignored and the second sentence of section 3.1.3 (beginning with the word "Accurate") shall be deleted;

     (f)  references  to the date  "January 31, 2000" in sections  3.6.2(ii) and
          (iii) shall be construed as references to September 15, 2000;

     (g) references to the date "February 29, 2000" in section 3.7.1 and 3.8.1 shall be construed as references to September 15, 2000;

     (h) in section 3.7.1, the words from "including" in the third line thereof up to "aging thereof" shall be deleted;

     (i) in section 3.7.2, the words "as of September 15, 2000" be added at the end of that section;

     (j) in section 3.7.3, the words "Except as set forth in schedule 3.11" be inserted at the beginning of that section and the words "as reflected in the Schedule or the Latest Balance Sheet" be inserted after the word "Assets" in the second line thereof;

     (k) in section 3.7.4, in the second line before the word "no" the words "or which have been added since February 29, 2000" be inserted;

     (l) in section 3.8.2, the words "Except as set forth on schedule 3.8" be inserted at the start of that section;

     (m) references to the date "December 31, 1999" in section 3.9 shall be construed as references to September 15, 2000;

       (n) in section 3.11, in the third line, after the words "Financial Statements", the words ", the Latest Balance Sheet" be added;

       (o) references to the date "December 31, 1999" in section 3.17.9 shall be construed as references to September 15, 2000;

       (p) references to the "Closing Date" shall be construed as references to the Completion Date; and

       (q) the whole of section 3.6.2 shall be deleted and replaced with the following:

              Seller has delivered to Buyer the following financial statements and related notes (the "Financial Statements"): (i) the consolidating balance sheet of the Pixel Companies as of December 31, 1999 and the statements of earnings, shareholders' equity and changes in financial position of the Pixel Companies for the fiscal years ended December 31, 1999, all of which have been audited by Kessellman & Kessellman copies of which were disclosed in the draft prospectus of the Seller (pages F33-F37) attached hereto; (ii) the unaudited consolidating balance sheet of the Pixel Companies (the "Latest Balance Sheet") as of 15 September, 2000 (the "Latest Balance Sheet Date"); and (iii) the unaudited consolidating statements of earnings of the Pixel Companies for the period ended 15 September, 2000, and "Warranties" means all those statements.

1.3    In this Agreement, a reference to:

       1.3.1 a "subsidiary undertaking" or "parent undertaking" is to be construed in accordance with section 258 of the Act;

       1.3.2 an "affiliate" in relation to a party, shall be construed as reference to a person directly or indirectly controlling, controlled by, or under common control with that party (and "control" shall mean the holding of the beneficial interest, directly or indirectly, in more than 50 per cent. of the voting rights generally exercisable at general meetings of the relevant person);

       1.3.3 liability under, pursuant to or arising out of (or any analogous expression) any agreement, contract, deed or other instrument includes a reference to contingent liability under, pursuant to or arising out of (or any analogous expression) that agreement, contract, deed or other instrument;

       1.3.4 a document in the "agreed form" is a reference to a document in a form approved and for the purposes of identification initialled by or on behalf of each party;

       1.3.5 a statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time before the date of this Agreement and any subordinate legislation made under the statutory provision (as so modified or re-enacted) before the date of this Agreement;

       1.3.6 a "person" includes a reference to any individual, firm, company, corporation or other body corporate, government, state or agency of a state or any joint venture, association or partnership, works council or employee representative body (whether or not having separate legal personality);

       1.3.7 an individual includes a reference to that individual's legal personal representatives, successors and permitted assigns;

       1.3.8 a clause, paragraph or schedule, unless the context otherwise requires, is a reference to a clause or paragraph of, or schedule to, this Agreement;

       1.3.9 "(pound)" is to the lawful currency of the United Kingdom, a reference to "NLG" is to the lawful currency of the Netherlands and a reference to "US$" is to the lawful currency of the United States of America; and

       1.3.10 any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court, official or any legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term and to any English statute shall be construed so as to include equivalent or analogous laws of any other jurisdiction.

1.4    The headings in this Agreement do not affect its interpretation.

2.     SALE AND PURCHASE

2.1 The Seller agrees to sell with full title guarantee and the Buyer agrees to buy the Shares.

2.2    The total purchase price of the Shares shall consist of:

       2.2.1 14,600,044 new ordinary shares of 0.5p each of the Buyer (the "Consideration Shares"); and

       2.2.2 1 million Warrants to subscribe new ordinary shares of the Buyer granted by the Buyer in favour of the Seller (or to Take-Two, as the Seller directs), in accordance with the Warrant Instrument.

3.     COMPLETION

3.1 Completion shall take place on the Completion Date at the offices of Clifford Chance LLP, 200 Aldersgate Street, London EC1A 4JJ, except for the matters referred to in clause 3.3.1, which shall take place on the Completion Date at the offices of Stibbe Simont Monahan Duhot, Strawinskylaan 2001, 1077 ZZ AP Amsterdam, The Netherlands.

3.2 At Completion the Seller shall deliver to the Buyer, or as the Buyer directs:

       3.2.1 the share certificates (if in issue) for each of the Subsidiary Undertakings in the name of a Group Company;

       3.2.2 as evidence of the authority of each person executing a document referred to in this Agreement on the Seller's behalf:

              (a) a copy of the minutes of a duly held meeting of the directors of the Seller (or a duly constituted committee thereof) authorising the execution by the Seller of the document and, where such execution is authorised by a committee of the board of directors of the Seller, a copy of the minutes of a duly held meeting of the directors constituting such committee or, in each case, the relevant extract thereof; or

              (b)    a copy of the power of attorney conferring the authority,

              in each case certified to be true by a director or the secretary of the Seller;

       3.2.3 each register, minute book and other book required to be kept by each Group Company under applicable Laws made up to the Completion Date (except to the extent that such documents are required to effect the transfer of the Company's shares) and each certificate of incorporation and certificate of incorporation on change of name for each Group Company;

       3.2.4 resignations in the agreed form from Gary Dale in respect of each Group Company expressed to take effect from the Completion Date;

       3.2.5 a copy of each bank mandate of each Group Company and copies of statements of each bank account of each Group Company made up to a date not earlier than two Business Days before the Completion Date;

       3.2.6  evidence  in a form  satisfactory  to the  Buyer  that  debts  and
              accounts   between  any  Group   Company  and  a  Seller's   Group
              Undertaking have been fully paid;

       3.2.7 all documentation relating to the Intellectual Property Rights including (without limitation) the original registration and renewal certificate (if any) for each of the Intellectual Property Rights which are registered or pending as at Completion.

       3.2.8 an employment contract for Ramy Weitz in the agreed form duly executed by Ramy Weitz and Pixel; and

       3.2.9 the Receivables Assignments duly executed by the Seller and Simigon Limited and World Imaging Inc., respectively.

3.3    At Completion:

       3.3.1 the Seller, the Buyer and the Company shall execute a notarial deed of transfer of shares in the agreed form before a civil law notary of Stibbe Simont Monahan Duhot and the Company shall register the transfer in its shareholder's register; and

       3.3.2 the Buyer and Take-Two shall execute the Online Distribution Agreement and the Joint Marketing Agreement.

3.4    At Completion:

       3.4.1 the Buyer shall deliver to the Seller as evidence of the authority of each person executing this Agreement or a document referred to in this Agreement on the Buyer's behalf:

              (a) a copy of an extract of the minutes of a duly held meeting of the directors of the Buyer authorising the execution by the Buyer of this Agreement and the allotment of the Consideration Shares and the Founder Shares; or

              (b)    a copy of the power of attorney conferring the authority,

              in each case certified to be a true copy by a director or the secretary of the Buyer;

       3.4.2 the Buyer shall deliver to the Seller the Warrant Instrument duly executed by the Buyer;

       3.4.3 the Buyer shall allot the Consideration Shares to the Seller (or to Take-Two, as the Seller directs);

       3.4.4 the Buyer shall grant the Warrants, and deliver the Warrant certificates relating thereto duly executed, to the Seller (or to Take-Two, as the Seller directs) in accordance with the Warrant Instrument; and

       3.4.5 the Buyer shall deliver a copy of the application for admission to AIM of the Consideration Shares and the Founder Shares duly signed.

3.5    The  Seller   acknowledges   and  agrees  that  the   allotment   of  the
       Consideration Shares by the Buyer and the delivery of the Warrant certificates to the Seller (or as it may direct) in accordance with clauses 3.4.3 and 3.4.4 constitutes a complete discharge of the Buyer's obligations under those clauses.

4.     POST-COMPLETION MATTERS

4.1 The Buyer shall use its best efforts to ensure that the admission of the Consideration Shares and the Founder Shares to trading on AIM becomes effective in accordance with paragraph 16.6 of the AIM Rules as soon as practicable following Completion and confirms that it is not aware of any reason why the said shares should not be admitted to AIM.

4.2 The Buyer shall deliver the share certificate(s) relating to the Consideration Shares to the allottee of the Consideration Shares in accordance with clause 3.4.3 promptly following the admission of the Consideration Shares becoming effective. The Seller acknowledges and agrees that the receipt by Take-Two of such share certificates constitutes a complete discharge of the Buyer's obligation under this clause.

4.3 The Buyer shall deliver share certificates in respect of the Founder Shares to be issued pursuant to the Founder Subscription to and share certificates in respect of the balance to an employee trust to be set up in accordance with the Pixel Acquisition Employee Trust Arrangements following its establishment.

4.4 The parties acknowledge that the Buyer intends to establish an option scheme in accordance with Israeli law for the benefit of specified employees of Pixel as at the Completion Date. The option scheme is intended to be based on the Buyer's existing UK unapproved option scheme to the extent reasonably possible and taking into account the most beneficial taxation consequences for those Pixel employees. The parties agree that should it not be possible to implement such a scheme they will endeavour to put in place some other tax effective employee incentive scheme.

4.5 The Buyer undertakes to procure that following Completion each Group Company shall make, return or file all filings in relation to Pixel's status as an Approved Enterprise (for the purposes of Israeli tax matters) which are due to be made, returned or filed prior to the Completion Date.

5.     SELLER'S WARRANTIES

5.1 The Seller represents and warrants to the Buyer in terms of the Warranties at the date of this Agreement.

5.2 The Warranties are qualified by the facts and circumstances specifically and fairly disclosed in this Agreement, the Schedules thereto or disclosed in a document specifically referenced in such Schedules, provided that any matter disclosed in a Schedule hereto or a document specifically referenced in such Schedules in relation to a particular warranty will be deemed specifically disclosed against any of the other Warranties solely to the extent that it is evident on the face of the matter or document referenced in such schedule that it would relate to another warranty. For the purpose of this clause 5.2, "evident" means a matter fully and fairly disclosed in a Schedule or document.

5.3 No other knowledge relating to a Group Company (actual, constructive or imputed) prevents or limits a claim made by the Buyer for breach of clause 5.1.

5.4 The Seller undertakes not to make any claim against a Group Company or a director, officer or employee of a Group Company which it may have in respect of a misrepresentation, inaccuracy or omission in or from information or advice provided by a Group Company or a director, officer or employee of a Group Company for the purpose of assisting the Seller to make a representation or give a Warranty. Notwithstanding the foregoing, neither the Seller nor Take-Two is precluded from making a claim against any such officer, director or employee if such claim is for a breach of a representation or warranty in the Stock Purchase Agreement given to the Seller or Take-Two.

5.5 Each Warranty is to be construed independently and (except where this Agreement provides otherwise including, without limitation, the provisions of clause 8) is not limited by a provision of this Agreement or another Warranty.

5.6 The Buyer acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement and the Schedules thereto and acknowledges that none of the Seller, each

       Group Company or any of their respective agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements save for the covenants relating to competition with Pixel given by certain key employees of Pixel (but for which the Seller shall have no responsibility).

6.     BUYER'S WARRANTIES

6.1 The Buyer represents and warrants to the Seller in terms of the Buyer's Warranties at the date of this Agreement.

6.2 No knowledge relating to the Buyer (actual, constructive or imputed) prevents or limits a claim made by the Seller for breach of clause 6.1.

6.3 Each Buyer's Warranty is to be construed independently and (except where this Agreement provides otherwise) is not limited by a provision of this Agreement or another Buyer's Warranty.

6.4 The Seller acknowledges that it does not rely on and has not been induced to enter into this Agreement on the basis of any warranties, representations, covenants, undertakings, indemnities or other statements whatsoever, other than those expressly set out in this Agreement and the Schedules thereto and acknowledges that none of the Buyer, each Buyer's Group Undertaking or any of their respective agents, officers or employees have given any such warranties, representations, covenants, undertakings, indemnities or other statements.

7.     REMEDIES/INDEMNITY

7.1 From and after the Completion Date, the Seller shall indemnify and hold harmless the Buyer and each Buyer's Group Undertaking, and their respective successors and assigns, and their respective directors, officer, employees, agents, and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable solicitor's fees and court costs, arising out of or caused by, directly or indirectly, any of the following:

       7.1.1 any breach or failure of any warranty or representation made by the Seller in this Agreement; and

       7.1.2 any failure or refusal by the Seller to perform any covenant or term of this Agreement required to be performed by it.

7.2 From and after the Completion Date, the Buyer shall indemnify and hold harmless the Seller and each Seller's Group Undertaking, and their respective successors and assigns, and their respective directors, officer, employees, agents, and representatives, from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses, including reasonable solicitor's fees and court costs, arising out of or caused by, directly or indirectly, any of the following:

       7.2.1 any breach or failure of any warranty or representation made by the Buyer in this Agreement; and

       7.2.2 any failure or refusal by the Buyer to perform any covenant or term if this Agreement required to be performed by it.

7.3 With respect to each event, occurrence or matter (an "Indemnification Matter") as to which a Person ("Indemnitee") is entitled to indemnification from the indemnifying Person under clauses 7.1 or 7.2 (each, an "Indemnitor"):

       7.3.1 as soon as reasonably possible after the Indemnitee receives written documents underlying the Indemnification Matter or, if the Indemnification Matter does not involve a third party action, suit, claim or demand, promptly after the Indemnitee first has actual knowledge of the Indemnification Matter, the Indemnitee shall give notice to the Indemnitor of the nature of the Indemnification Matter and the amount demanded or claims in connection therewith ("Indemnification Notice"), together with copies of any such written documents;

       7.3.2 wherever reasonable, the Indemnitee shall not make any admission of liability, agreement, settlement or compromise or otherwise take any other action which would or might be prejudicial to the Indemnitor's position in respect of the Indemnification Matter in relation thereto without the prior written consent of the Indemnitor, such consent not to be unreasonably withheld or delayed;

       7.3.3 the Indemnitee shall take any steps which the Indemnitor requests, at the Indemnitor's cost, it to take to remedy, avert, avoid, resist, appeal, compromise, defend, mitigate or otherwise deal with any matter, unless the Indemnitee reasonably considers such action would be likely to be detrimental to the affairs of any Buyer's Group Undertaking or Seller's Group Undertaking (as the case may be), in which case the Indemnitee shall as soon as reasonably practicable give the Indemnitor its reasons in writing for not taking such action including the expense of such action, if relevant, (or for considering such action to be unreasonable) and the Indemnitor and the Indemnitee shall thereafter discuss the proposed action in good faith with a view to agreeing action to be taken to deal with the relevant matter but in the event that a course of action cannot be agreed upon the decision of the Indemnitee shall be final, provided always that should the decision be that of the Indemnitee only, the Indemnitee shall use its best endeavours to mitigate the loss of the Indemnitor; and

       7.3.4 the Indemnitee shall give such information as the Indemnitor or any of its advisers may reasonably request (at their cost) in respect of the progress of and developments in all actions or proceedings which involve any relevant matter or which are relevant to any liability of the Indemnitor under or arising from this Agreement.

7.4 All amounts owed by the Indemnitor to the Indemnitee (if any) shall be paid in full within five (5) Business Days after a final judgement (without further right of appeal) (the "Relevant Date") determining the amount owed is rendered, or after a final settlement or agreement as to the amount owed is executed.

7.5 The parties acknowledge that the proviso in the last three lines of clause 7.3.3 is without prejudice to the Seller's obligations to indemnify the Buyer pursuant to clause 7 provided the Claim has been so mitigated.

8.     LIMITATION OF LIABILITY

8.1    The Indemnitor's liability under clause 7 shall be limited as follows:

       8.1.1 no amount shall be payable by the Indemnitor under clause 7 unless and until the aggregate amount otherwise payable by the Indemnitor under clause 7 exceeds (pound)100,000, and then only to the extent any such amounts exceed (pound)100,000;

       8.1.2 where the Indemnitor is the Seller, its total liability under clause 7 shall not exceed US$50 million; and

       8.1.3 where the Indemnitor is the Buyer, its total liability under clause 7 shall not exceed US$50 million, except in relation to the Buyer's Warranties contained in paragraphs 4 and 6 of Schedule 2, where its total liability under clause 7 shall not exceed US$16.6 million, save that if the Buyer is entitled to be indemnified by the Seller under clause 7.1 for a Claim other than a Third Party Claim, the maximum amount that the Seller shall be required to pay to the Buyer in relation to any such Claim shall be the lesser of US$50 million and an amount equal to the aggregate of:

       8.1.4 the net proceeds of sale of any Consideration Shares disposed of by the Seller (which expression shall, in clauses 8.2 to 8.7, be construed as a reference to Take-Two if the Consideration Shares are issued to Take-Two at the Seller's direction pursuant to clause 3.4.3) before the Relevant Date (which shall be applied first in satisfaction of such a Claim); and

       8.1.5 an amount equal to the net proceeds of the sale of such proportion of the Consideration Shares (the "Sale Shares") as the quantum of the outstanding amount of such Claim (following the sale of Consideration Shares referred to above (if any)) bears to US$50 million, provided that the Sale Shares must be sold in accordance with clauses 8.2 to 8.4.

8.2 If the net proceeds of sale of any Consideration Shares disposed of by the Seller before the Relevant Date (as defined in clause 7.4) are less than the amount of the Claim, then the Seller shall deliver the Sale Shares to the Buyer's stockbroker within 2 Business Days after the Relevant Date and shall instruct (on delivery of the Sale Shares) the Buyer's stockbroker to sell the Sale Shares as soon as practicable provided always that no more than 20 per cent. of the average daily trading volume of the Buyer's shares for the previous 30 day period are sold in any one trading day unless the Buyer's stockbroker has previously obtained the Buyer's written consent to such sale.

8.3 When the net sale proceeds of the Sale Shares equal the outstanding amount of the Claim, the Buyer's stockbroker shall contact the Seller to confirm whether it wishes to continue selling Sale Shares and shall pay to the Buyer the net sale proceeds of the sales of Sale Shares up to that date up to the outstanding amount of the Claim.

8.4 Notwithstanding the provisions of clause 8.3, if the price of a Consideration Share on the Relevant Date is less than the price of 221.6p per share, the Seller shall instruct the Buyer's stockbroker to sell all of the Sale Shares and to pay to the Buyer the net proceeds of sale thereof.

8.5 Notwithstanding the provisions of clause 8.2, if the price of a Consideration Share at the Relevant Date is 277p per share, the Seller only need initially to deliver such number of Sale Shares as is equal to 125 per cent. of the value of the Claim at the share price on the Relevant Date. For the avoidance of doubt, this shall be without prejudice to the Seller's obligation to deliver the remainder of the Sale Shares to the Buyer's stockbroker (with the instructions provided in clause 8.2) if the net proceeds of the sale of the first tranche (or tranches) of Sale Shares is not sufficient to satisfy the Claim in full.

8.6 The Seller acknowledges that payments made to the Buyer pursuant to clauses 8.3 and 8.4 are in accordance with its instructions (which the Seller acknowledges are irrevocable if a Claim is made) and the Buyer acknowledges that such payment shall be a complete discharge of the Seller's obligations to the Buyer in respect of the Claim.

8.7 The Seller may in its absolute discretion elect to continue to sell any Sale Shares not sold prior to the notification required by clause 8.3 above and agrees that sales of such Sale Shares shall remain subject to the provisions of clause 9.2.

8.8 The Seller acknowledges and agrees that it shall remain the beneficial owner of the Sale Shares until sold by the Buyer's stockbroker and that once the Sale Shares are sold, the net proceeds of such sales shall be held by the Seller as trustee for the Buyer.

8.9    In clauses 8.1 to 8.8 and 9.11:

       8.9.1 a "Claim" is a claim by the Buyer for indemnification from the Seller in respect of an Indemnification Event arising under clause 7.1;

       8.9.2 a "Third Party Claim" means a Claim which arises from, or in connection with, a person other than a Seller's Group Undertaking or a Buyer's Group Undertaking; and

       8.9.3 "net proceeds of sale" or similar phrase means the proceeds of sale after reasonable commissions of no more than 1 per cent. of the value of the Sale Shares sold but excluding any capital or other taxes arising on such sale. For the purposes of this definition, "sale" means the disposal, directly or indirectly, of the Consideration Shares whether by means of the issue of a security exchangeable or convertible into Consideration Shares (directly or indirectly) or the entering into of any derivative contract which has the same economic effect as a disposal or the transfer of the Consideration Shares whether for other marketable securities (including shares in Take-Two) or cash or the pledging of any Consideration Shares where such pledging results in an increase in the amount available to the Seller or Take Two under its existing bank facilities where such increase is based on the value of the Consideration Shares so pledged.

8.10 With respect to any Indemnification Matter under clauses 8.1 to 8.9, the Indemnitor shall have no liability unless the Indemnitee gives an Indemnification Notice with respect thereto on or before 31 October 2001.

8.11 The limitations in clauses 8.1 to 8.10 shall not apply in the case of any Indemnification Matter arising from:

       8.11.1 a breach by the Seller of a Warranty referred to in section 3.3 (Capital Stock and Ownership) of the Stock Purchase Agreement;

       8.11.2 a breach by the Buyer of a Buyer's Warranty set out in paragraphs 2, 3, 5 or 7 of Schedule 2 to this Agreement; or

       8.11.3 a breach by the Buyer or the Seller of an obligation pursuant to clause 3 of this Agreement.

8.12 The limitations in clause 8.10 shall not apply in the case of any Indemnification Matter arising from a breach by the Seller of a Warranty referred to in section 3.20 (Tax) or the 7th and 8th sentences of section
       3.12 (Real Property) of the Stock Purchase Agreement (commencing with "The Shareholder..." and ending with "...Real Property"). With respect to any Indemnification Matter under clause 7.1 or 7.2 arising from such a breach, the Seller shall have no liability unless the Buyer gives an Indemnification Notice with respect thereto on or before the date on which all applicable statutes of limitation for claims in respect of those matters has expired. 8.13 The limitations in clause 8.10 shall not apply in the case of any Indemnification Matter arising from a breach by the Seller of a Warranty referred to in section 3.13 (Software and Other Intangibles) of the Stock Purchase Agreement. With respect to any Indemnification Matter under clause 7.1 or 7.2 arising from such a breach, the Seller shall have no liability unless the Buyer gives an Indemnification Notice with respect thereto on or before 13 March 2003.

8.14 Nothing in this clause 8 shall have the effect of limiting or restricting any liability of a party arising as a result of any fraud, wilful misconduct or wilful concealment or any lack of proper authority or capacity to execute or perform the matters contemplated by this Agreement.

8.15 The Indemnitor shall not be liable for an Indemnification Matter if it is wholly or partly attributable to:

       8.15.1 a voluntary act, omission, transaction or arrangement carried out at the written request of or with the written consent of the Indemnitee before Completion;

       8.15.2 a voluntary act, omission, transaction or arrangement carried out by the Indemnitee or on its behalf or by persons deriving title from the Indemnitee on or after Completion which is not in the ordinary course of business of the Company or pursuant to a legally binding obligation existing on or prior to

              Completion and which the Indemnitee knew would or would be likely to give rise to such Indemnification Matter; or

       8.15.3 an admission of liability made without the Indemnitor's consent after the date hereof by the Indemnitee or on behalf or by persons deriving title from the Indemnitee on or after Completion other than in compliance with Clause 7.3.2 above.

8.16 The Indemnitor shall not be liable for an Indemnification Matter which would not have arisen but for any reorganisation or change in ownership of the Company after Completion or any changes in the accounting basis on which the Company values its assets or any other change in accounting policy or practice of the Company after Completion.

8.17 If the Indemnitor pays at any time to the Indemnitee (or, in the case of the Buyer, the Company) an amount pursuant to an Indemnification Matter and the Indemnitee (or, in the case of the Buyer, the Company) subsequently becomes entitled to recover from some other person any sum in respect of any matter giving rise to such indemnification, the Indemnitee shall, and shall (or in the case of amounts paid to the Company, the Buyer shall procure that the Company shall) take all reasonable steps (having regard, in the case of claims to be made by the Company, inter alia, to the effect of such action on the goodwill of the business of the Company) to enforce such recovery, and shall forthwith upon recovery repay to the Indemnitor so much of the amount paid to the Indemnitee (or the Company, as the case may be) as does not exceed the sum recovered from such other person less all costs, charges and expenses properly incurred by the Indemnitee (or the Company, as the case may be) in recovering that sum from such other person.

8.18 No liability shall arise in respect of an Indemnification Matter to the extent that that liability occurs or is increased wholly or partly as a result of any legislation not in force at the date hereof or which takes effect retrospectively.

8.19 The Indemnitor shall not be liable in any event in respect of an Indemnification Matter if such breach or claim would not have occurred or arisen but for:

       8.19.1 any change in the basis of, method of calculation of, or increase in the rate or rates of taxation or changes in the practice of any relevant tax authority in any jurisdiction made or coming into effect after the date hereof but with retrospective effect or the withdrawal of any extra-statutory concession currently granted by any relevant tax authority (save for Approved Enterprise Status in Israel if such withdrawal is a result of the failure of any Group Company to file or lodge appropriate returns or filings with the relevant tax authority prior to the Completion Date); or

       8.19.2 any assessment of taxation arising as a result of a transaction in the ordinary course of business of the Company (which expression should include disposals of any capital assets in the ordinary course of business) since the Last Balance Sheet Date.

8.20 If an Indemnification Matter arises by reason of some liability of the Company which, at the time such breach or claim is notified to the Indemnitor, is contingent only or otherwise not capable of being quantified, then the Indemnitor shall not be under any obligation to make any payment in respect of such breach unless and until such liability ceases to be contingent or becomes reasonably capable of being quantified, as the case may be.

8.21 Any payment made by the Indemnitor in respect of an Indemnification Matter shall be deemed to be a reduction in the total consideration payable under clause 2.2 of this Agreement.

8.22 If any amount paid or due to the Indemnitee (or, in the case of the Buyer, the Company) under this clause 8 gives rise to a liability or increase in liability to make a payment of, or of an amount in respect of, tax (a "Taxation Liability"), or would (but for the availability of any loss, allowance, exemption, set-off, deduction, credit or other relief from or relating to any taxation (a "Relief")) give rise to a Taxation Liability in the hands of the Indemnitee (or, in the case of the Buyer, the Company) then the amount so paid or due (the "Net Amount") shall be increased to an amount (the "Grossed-up Amount") which (after subtraction of the amount of any Taxation Liability which arises, or would but for the availability of any Relief arise, in the hands of the Indemnitee (or, in the case of the Buyer, the Company) with respect to the Grossed-up Amount) equals the Net Amount.

9.     LOCK-UP

9.1 Subject to clause 9.3, the Seller (which expression shall, in this clause 8, be construed as a reference to Take-Two if the Consideration Shares are issued to Take-Two at the Seller's direction pursuant to clause 3.4.3) shall continuously retain its interest in at least 75 per cent. of the Consideration Shares for a period of 12 months from the date of this Agreement and during that period the Seller shall not sell, grant options over, transfer, pledge or otherwise dispose of any interest in all or any such Consideration Shares beneficially owned or otherwise held by the Seller.

9.2 Without prejudice to clause 9.1, the Seller shall not at any time effect any sale of the Consideration Shares unless:

       9.2.1 the Seller first offers the Buyer's stockbroker the opportunity to sell those Consideration Shares; and

       9.2.2  if the  Buyer's  stockbroker  does not  accept the offer in clause
              9.2.1 within 2 hours of the offer being made, the Seller may request another stockbroker of its own choosing (provided that such stockbroker is an internationally recognised investment bank or a stockbroker of a standing at least equivalent to Peel Hunt plc) to sell those Consideration Shares in a manner which it considers (in its reasonable opinion) will be conducive to maintaining an orderly market in the Buyer's shares.

       For the purposes of this clause 9.2, "offer" or "offers" means the sending of a fax to Tim Cockcroft and Dan Willet of Peel Hunt plc (on fax number 020 7972 0111) followed by a telephone call to either of the above mentioned persons on 020 7418 8929 or 020 7418 8983 or, should Peel Hunt plc no longer be retained as the Buyer's stockbroker, to the Buyer's stockbroker for the time being, marked for the attention of the "Head of Stockbroking".

9.3 Notwithstanding clause 9.1, the Seller may at any time transfer up to 3 per cent. of the Consideration Shares (the "ING Barings Shares") to ING Barings Limited ("ING Barings") provided that ING Barings has agreed in terms reasonably acceptable to the Buyer to be bound by the provisions of clause 9.1 as if references to the "Consideration Shares" were references to the ING Barings Shares and references to "the Seller" were references to ING Barings.

9.4    In clauses 9.5 to 9.8:

       9.4.1 "Placing" means the placing of the Consideration Shares held by the Seller in conjunction with the admission of the Buyer's shares to the Official List of the UK Listing authority and the admission of the Buyer's shares to trading on the London Stock Exchange plc; and

       9.4.2 "Free Shares" means those Consideration Shares not subject to clauses 9.1 or 9.3 (being, for the avoidance of doubt, the 25% of the Consideration Shares that Take Two is not required to retain pursuant to the provisions of this Agreement).

9.5 The Buyer shall notify the Seller in writing as soon as practicable of its decision to undertake a Placing (a "Placing Notice"). The Placing Notice shall contain an offer to place 1,543,309 Consideration Shares (or such greater number as the Buyer's stockbroker deems appropriate and as specified in the Placing Notice). The Seller shall on or before the date 7 days after receiving the Placing Notice (the "Relevant Date"), notify the Buyer in writing whether it wishes to accept the offer in the Placing Notice.

9.6 If the Seller does not accept the offer in the Placing Notice, then it shall continuously retain its interest in the Free Shares for a period of 3 months from the Relevant Date or, if the Placing is not completed within 30 days of the Placing Notice, for a period of 30 days after the Relevant Date, and during either period (as the case may be), the Seller shall not sell, grant options over, transfer, pledge or otherwise dispose of any interest in all or any of the Free Shares beneficially owned or otherwise held by the Seller.

9.7 If the Seller accepts the offer in the Placing Notice and the Placing is completed within 30 days of such notice, then it shall continuously retain its interest in those Free Shares not included in the Placing for a period of 6 months from the Relevant Date or for such shorter period as the executive management of the Buyer are required to refrain from selling their shares in the Buyer pursuant to the placing agreement to be entered into in connection with the Placing, and during either period (as the case may be), the Seller shall not sell, grant options over, transfer, pledge or otherwise dispose of any interest in all or any of the Free Shares not included in the Placing beneficially owned or otherwise held by the Seller.

9.8 The Seller acknowledges that nothing in clauses 9.5 to 9.7 obliges the Buyer to proceed to a Placing and that the Buyer is not liable to the Seller for any loss, cost or expense incurred by the Seller arising from, or in connection with, a Placing not occurring, whether the reason for the Placing not occurring is within or outside the control of the Buyer.

9.9    Clauses 9.1 and 9.2 shall not apply to:

       9.9.1 a transfer or transfers of up to 10 per cent. in aggregate of the Consideration Shares to one or more third parties which are not affiliates by way of a private, off-market sale, provided that each such transferee shall have agreed in terms reasonably acceptable to the Buyer to be bound by the provisions of clause
              9.1 as if the transferee was a party to this Agreement; or

       9.9.2 any transfer of Consideration Shares to an affiliate of the Seller or by such affiliate to the Seller or another affiliate of the Seller provided that, before making such a transfer, the Seller must satisfy the Buyer that the transferee is an affiliate of the Seller and the transferee shall have agreed in terms reasonably acceptable to the Buyer to be bound by the provisions of clause
              9.1 as if that affiliate was a party to this Agreement (including the provisions of clause 9.2).

9.10 If Consideration Shares have been transferred under Clause 9.9.2 (whether directly or by a series of transfers) by the Seller to its affiliate and subsequently that affiliate is to cease to be an affiliate of the Seller, then the Seller shall procure that the affiliate transfers the Consideration Shares to the Seller (or, at the Seller's option, to another affiliate of the Seller) before it ceases to be an affiliate.

9.11 The Buyer acknowledges that sales of Consideration Shares pursuant to the provisions of clause 8 (solely to the extent that such sales are necessary to satisfy a Claim) shall be ignored for the purposes of calculating the 75 per cent. of the Consideration Shares to be retained by the Seller (or Take-Two, as applicable) pursuant to clause 9.1 and the 10 per cent. of the Consideration Shares which the Seller is permitted to transfer pursuant to clause 9.9.1.

9.12 The Buyer undertakes to notify the Seller as soon as practicable of any change in the identity of the Buyer's stockbroker, which for the purposes of this clause 9 shall mean (save where the context otherwise requires) Peel Hunt plc or the Buyer's principal stockbroker from time to time (as the case may be).

9.13 The Seller undertakes not to knowingly dispose of the Free Shares to a single third party (whether directly or indirectly and whether by one transaction or a series of transactions) without the prior written consent of the board of the Buyer. For the purposes of this clause 9.13 only, "knowingly" means having made reasonable enquiries.

9.14 Without prejudice to any of clause 9, the Seller shall be permitted to pledge the Consideration Shares to its existing bank to secure existing bank facilities provided that such pledge is not used to extend or increase the credit limit or line available to the Seller under such facility.

10.    STAND-STILL

       The  Seller  shall  not,  and  shall  procure  that each  Seller's  Group
       Undertaking shall not, for a period of 2 years from the date of this Agreement in any manner, directly or indirectly effect or seek, offer or propose (whether publicly or otherwise) to acquire any further shares (or other securities) of the Buyer (except as envisaged by this Agreement or the Warrant Instrument) or make any proposal to change the directors of the Buyer, except with the consent of the Buyer.

11.    INTELLECTUAL PROPERTY RIGHTS

11.1 The Seller shall not, either alone or jointly with, through or as manager, adviser, consultant or agent for a person, directly or indirectly use or authorise, encourage or assist any person to use in connection with a business which competes, directly or indirectly, with a business of a Group Company as operated at the date of this Agreement, any of the Intellectual Property Rights owned by a Group Company (in particular, a name consisting of or including any of the words "Pixel", "Broadband Studios", "Jive" and "PowerPlay Network").

11.2 The Seller shall ensure that each Seller's Group Undertaking complies with clause 12.1.

11.3 Within 1 week after Completion, the Seller shall change its name to a name not consisting of, or including, the words "Broadband Studios" or which is intended, or is likely to be confused with, those words and from that date the Seller acknowledges that the provisions of clause 12.1 shall apply to the name "Broadband Studios".

11.4 From the Completion Date the Seller grants to the Buyer the non-exclusive right and licence throughout the world to use the words "Broadband Studios" and shall take all action reasonably requested by the Buyer (at the Buyer's cost) to secure to the Buyer all of the Intellectual Property consisting in the words "Broadband Studios", including, without limitation, the transfer of any registered trade marks.

11.5 The Seller shall transfer, assign and/or otherwise pass on all rights in the Intellectual Property owned by the Seller at the date of this Agreement but which constitutes Intellectual Property Rights (including, without limitation, the Intellectual Property specified in Schedule 5) within 10 Business Days of the Completion Date and at its own cost.

12.    FURTHER UNDERTAKINGS BY THE PARTIES

12.1 The Seller undertakes to the Buyer (for itself and as agent and trustee for each Group Company) that it will not do any of the following things:

       12.1.1 for a period of 3 years starting on the date of this Agreement, do or say anything which is harmful to a Group Company's goodwill (as subsisting at the date of this Agreement) or which may lead a person who has dealt with a Group Company at any time during the twelve months prior to the date of this Agreement to cease to deal with a Group Company on substantially equivalent terms to those previously offered or at all; or

       12.1.2 for a period of 2 years starting on the date of this Agreement, engage, employ, solicit or contact with a view to his engagement or employment by another person, a director, officer, employee or manager of a Group Company or a person who was a director, officer, employee or manager of a Group Company at any time during the twelve months prior to the date of this Agreement, in either case where the person in question either has Confidential Information or would be in a position to exploit a Group Company's trade connections save that this clause 12.1.2 shall not apply to the extent any person responds to a general advertisement (other than a general advertisement made only in, or principally targeted at, Israel or Israeli persons)

12.2 The Seller shall ensure that each Seller's Group Undertaking complies with clause 12.1.

12.3 The Buyer undertakes to the Seller (for itself and as agent and trustee for each Seller's Group Undertaking) that it will not do any of the following things:

       12.3.1 for a period of 3 years starting on the date of this Agreement, do or say anything which is harmful to a Seller's Group Undertaking's goodwill (as subsisting at the date of this Agreement) or which may lead a person who has dealt with a Seller's Group Undertaking at any time during the twelve months prior to the date of this Agreement to cease to deal with a Seller's Group Undertaking on substantially equivalent terms to those previously offered or at all; or

       12.3.2 for a period of 2 years starting on the date of this Agreement, engage, employ, solicit or contact with a view to his engagement or employment by another person, a director, officer, employee or manager of a Seller's Group Undertaking or a person who was a director, officer, employee or manager of a Seller's Group Undertaking at any time during the twelve months prior to the date of this Agreement, in either case where the person in question either has Confidential Information or would be in a position to exploit a Seller's Group Undertaking's trade connections, save that this clause 12.3.2 shall not apply to the extent that any such person responds to a general advertisement.

12.4 The Buyer shall ensure that each Buyer's Group Undertaking complies with clause 12.3.

12.5 Each undertaking in clauses 12.1 to 12.4 constitutes an entirely independent undertaking and if one or more of the undertakings is held to be against the public interest or unlawful or in any way an unreasonable restraint of trade the remaining undertaking shall continue to bind in accordance with its terms.

12.6 At or as soon as practicable following Completion, all Intra-Group Guarantees shall be released and discharged in full. To the extent that any Intra-Group Guarantee is not released and discharged at Completion, each Seller's Group Undertaking or Group Company (as the case may be) that obtains the benefit of such Intra-Group Guarantee shall indemnify and hold harmless each Group Company or Seller's Group Undertaking (as the case may be) in respect of all losses, liabilities, damages, costs and expenses which such member may incur as a result of such Intra-Group Guarantee not having been so released and discharged at Completion.

12.7 Each party shall, on receiving the other party's reasonable request (at its cost) do and execute, or arrange to be done and executed, each act, document and thing necessary to implement this Agreement.

12.8 The Seller shall, at the reasonable request of the Buyer (at its cost), give to the Buyer all information it possesses or to which it has access relating to a Group Company's business and allow the Buyer to copy any document containing that information.

13.    TAKE-TWO PREMISES

13.1 The Seller and the Buyer shall (to the extent within their respective power to do so) procure that Mike Suarez agrees (in a form reasonably acceptable to the Buyer and the Seller) to grant to each of the Buyer and the Seller a licence for the Buyer (or any Group Company) and, separately, the Seller (or any Seller's Group Undertaking) to occupy and use facilities at 2nd Floor, 2 Saint George Alley, San Francisco, California (the "Premises") until 31 January 2003 (or such shorter term as agreed by the parties) to allow the Premises to continue being used for their current purposes on the terms set out in clause 13.2 below.

13.2 The Buyer and the Seller agree that the amount each shall offer to Mike Suarez for its respective licence will be based on a proportion of the rent and general costs referable to the proportionate square footage of the Premises occupied by the Buyer (or any Group Company) or the Seller (or any Seller's Group Undertaking) (as the case may be) (including for this purpose common parts in the occupiable square footage of the Premises) unless it is agreed by the Buyer and the Seller, acting in good faith and reasonably, that it would be more equitable if the amount each offered to Mike Suarez was based on a per capita basis.

14.    KEY CONTRACTS

14.1 The Seller hereby assigns and transfers all of its right, title and interest under each Key Contract to the Buyer.

14.2 If a Key Contract cannot be transferred to the Buyer except by an assignment made with a specified person's consent or by a novation agreement:

       14.2.1 this Agreement does not constitute an assignment or an attempted assignment of the Key Contract if the assignment or attempted assignment would constitute a breach of the Key Contract;

       14.2.2 from the Completion Date, the Buyer shall, and shall procure that each Group Company shall, use its reasonable endeavours to obtain the person's consent to the assignment, or achieve the novation, of the Key Contract and the Seller shall provide such reasonable assistance as is necessary to obtain such consent or novation; and

       14.2.3 unless and until consent is obtained or the Key Contract is novated, the Buyer shall for its own benefit and to the extent that the Key Contract permits, perform as agent for the Seller (but at the Buyer's expense) all the obligations of the Seller arising after the Completion Date and shall indemnify the Seller against all costs, proceedings, claims, demands and expenses incurred by the Seller as a result of any act, neglect, default or omission on the part of the Buyer to perform or comply with any such obligation of the Seller which is not performed or complied with after the Completion Date.

15.    CONFIDENTIAL INFORMATION

15.1 The Seller undertakes to the Buyer, for itself and as agent and trustee for each Group Company, that after Completion the Seller shall:

       15.1.1 not use or disclose to any person Confidential Information it has or acquires;

       15.1.2 make every effort to prevent the use or disclosure of Confidential Information; and

       15.1.3 ensure that each Seller's Group Undertaking  complies with clauses
              15.1.1 and 15.1.2

15.2   Clause 15.1 does not apply to disclosure of Confidential Information:

       15.2.1 to a director, officer or employee of the Buyer or of a Group Company whose function requires him to have the Confidential Information;

       15.2.2 required to be disclosed by law, by a rule of a stock exchange on which the Seller's shares are listed or traded or by a governmental authority or other authority with relevant powers to which the Seller is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall be made after consultation with the Buyer of a nature and scope reasonable in the circumstances and after taking into account the Buyer's reasonable requirements as to its timing, content and manner of making or despatch; or

       15.2.3 to an adviser for the purpose of advising the Seller in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 15.1 applies to the disclosure by the adviser.

15.3 The Buyer undertakes to the Seller, for itself and as agent and trustee for each Seller's Group Undertaking, that after Completion the Buyer shall:

       15.3.1 not use or disclose to any person any Confidential Information it has or acquires;

       15.3.2 make every effort to prevent the use or disclosure of Confidential Information; and

       15.3.3 ensure that each Buyer's Group  Undertaking  complies with clauses
              15.3.1 and 15.3.2.

       For the avoidance of doubt,  the parties  acknowledge  that  Confidential
       Information   for  the   purposes  of  this  clause  15.3  means   solely
       Confidential Information relating to the Seller or Take Two.

15.4   Clause 15.3 does not apply to disclosure of Confidential Information:

       15.4.1 to a director, officer or employee of a Seller's Group Undertaking whose function requires him to have the Confidential Information;

       15.4.2 required to be disclosed by law, by a rule of a stock exchange on which the Buyer's shares are listed or traded or by a governmental authority or other authority with relevant powers to which the Buyer is subject or submits, whether or not the requirement has the force of law provided that the disclosure shall be made after consultation with the Seller of a nature and scope reasonable in the circumstances and after taking into account the Seller's reasonable requirements as to its timing, content and manner of making or despatch; or

       15.4.3 to an adviser for the purpose of advising the Buyer in connection with the transactions contemplated by this Agreement provided that such disclosure is essential for these purposes and is on the basis that clause 15.3 applies to the disclosure by the adviser.

16.    GUARANTEE

16.1 Take-Two irrevocably and unconditionally guarantees to the Buyer the due and punctual performance of each obligation of the Seller contained in this Agreement. Take-Two shall pay to the Buyer from time to time on demand any sum of money which the Seller is at any time liable to pay to the Buyer under or pursuant to this Agreement and which has not been paid at the time the demand is made. Take-Two's obligations under this clause are primary obligations and not those of a mere surety. If an obligation of the Seller is void, voidable or unenforceable for any reason, Take-Two's obligations under this clause are unaffected and Take-Two shall perform the Seller's obligations as if it were primarily liable for the performance.

16.2 Take-Two's obligations under clause 16.1 are continuing obligations and are not satisfied, discharged or affected by an intermediate payment or settlement of account by, or a change in the constitution or control of, or the insolvency of, or bankruptcy, winding up or analogous proceedings relating to, the Seller.

16.3 Take-Two's liability under clause 16.1 is not affected by an arrangement which the Buyer may make with the Seller or with another person which (but for clause 16.3) might operate to diminish or discharge the liability of or otherwise provide a defence to a surety.

16.4 Without affecting the generality of clause 16.3, the Buyer may at any time it thinks fit and without reference to Take-Two:

       16.4.1 grant a time for payment or grant another indulgence or agree to an amendment, variation, waiver or release in respect of an obligation of the Seller under this Agreement;

       16.4.2 give up, deal with, vary, exchange or abstain from perfecting or enforcing other securities or guarantees held by the Buyer;

       16.4.3 discharge a party to other securities or guarantees held by the Buyer and realise all or any of those securities or guarantees; and

       16.4.4 compound   with,   accept   compositions   from  and  make   other
              arrangements with the Seller or a person or persons liable on other securities or guarantees held or to be held by the Buyer.

16.5 So long as the Seller is under an actual or contingent obligation under this Agreement Take-Two shall not exercise a right which it may at any time have by reason of the performance of its obligations under clause
       16.1 to be indemnified by the Seller, to claim a contribution from another surety of the Seller's obligations or to take the benefit (wholly or partly and by way of subrogation or otherwise) of any of the Buyer's rights under this Agreement or of any other security taken by the Buyer in connection with this Agreement.

16.6 Take-Two's liability under clause 16.1 is not affected by the avoidance of any assurance, security or payment or a release, settlement or discharge which is given or made on the faith of an assurance, security or payment, in either case, under an enactment relating to bankruptcy or insolvency.

17.    COSTS

       Except where this Agreement provides otherwise, each party shall pay its own costs relating to the negotiation, preparation, execution and performance by it of this Agreement and of each document referred to in it.

18.    GENERAL

18.1 A variation of this Agreement is valid only if it is in writing and signed by or on behalf of each party.

18.2 The failure to exercise or delay in exercising a right or remedy provided by this Agreement or by law does not impair or constitute a waiver of the right or remedy or an impairment of or a waiver of other rights or remedies. No single or partial exercise of a right or remedy provided by this Agreement or by law prevents further exercise of the right or remedy or the exercise of another right or remedy.

18.3   The  Buyer's  rights  and  remedies   contained  in  this  Agreement  are
       cumulative and not exclusive of rights or remedies provided by law.

18.4 Except to the extent that they have been performed and except where this Agreement provides otherwise, the obligations contained in this Agreement remain in force after Completion.

18.5 If a party fails to pay a sum due from it under this Agreement on the due date of payment in accordance with the provisions of this Agreement, that party shall pay interest on the overdue sum from the due date of payment until the date on which its obligation to pay the sum us discharged at a minimum rate of 2 per cent. above LIBOR per annum (whether before or after judgment). Interest accrues and is payable from day to day.

18.6 A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement, but this does not affect any right or remedy of a third party which exists or is available apart from that Act.

19.    ENTIRE AGREEMENT

       This Agreement and each document referred to in it constitute the entire agreement and supersede any previous agreements between the parties relating to the subject matter of this Agreement.

20.    ASSIGNMENT

20.1 The Buyer may, upon giving written notice to the Seller, assign and transfer any of its rights under this Agreement in whole or in part and without restriction to a subsidiary of the Buyer in which the Buyer holds the beneficial interest to not less than 90 per cent. of the voting rights exercisable in a general meeting of that subsidiary (a "subsidiary assignee").

20.2 If that subsidiary assignee is subsequently to cease to be a subsidiary assignee of the Buyer, then the Buyer shall procure that the subsidiary assignee assigns those rights to the Buyer (or, at the Buyer's option, to another subsidiary assignee of the Buyer) before it ceases to be a subsidiary assignee.

21.    NOTICES

21.1 A notice or other communication under or in connection with this Agreement (a "Notice") shall be in writing and delivered personally or sent by first class post (and air mail if overseas) or by fax to the party due to receive the Notice to the address set out in clause 21.3 or to another address, person, or fax number specified by that party by not less than 7 days' written notice to the other party received before the Notice was despatched.

21.2 Unless there is evidence that it was received earlier, a Notice is deemed given if:

       21.2.1 delivered personally, when left at the address referred to in clause 21.1;

       21.2.2 sent by mail, except air mail, two Business Days after posting it;

       21.2.3 sent by recognised international courier, two Business Days after posting it;

       21.2.4 sent by air mail, six Business Days after posting it; and

       21.2.5 sent by fax, when confirmation of its transmission has been recorded by the sender's fax machine.

21.3   The addresses referred to in clause 21.1 are:

       Name of party   Address              Facsimile No.      Marked for the
                                                               attention of

       The Seller      575 Broadway, New    +1 212 334 6638    General Counsel
                       York, NY 10012

       Take-Two        575 Broadway, New    +1 212 334 6638    General Counsel
                       York, NY 10012

       The Buyer       8-14 Vine Hill,      +44 20 7959 8449   Company Secretary
                       London EC1R 5DX

21.4   The address for:

       21.4.1 the Seller's and Take-Two's agent for service referred to in clause 22.3 is Harbottle & Lewis, Hanover House, 14 Hanover Square, London W1R OBE, England, Attention: the Managing Partner; and

       21.4.2 the Buyer's agent for service referred to in clause 22.3 is Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, NY 10166-1053 United States of America, Attention: the Managing Partner of the New York Office,

       or (in each case) such other address notified in writing not less than 5 Business Days before receipt of documents referred to in clause 22.3.

22.    GOVERNING LAW AND JURISDICTION

22.1   This Agreement is governed by English law.

22.2 The courts of England shall have non-exclusive jurisdiction to settle any dispute arising from or connected with this Agreement (a "Dispute").

22.3 The parties agree that the documents which start any proceedings relating to a Dispute ("Proceedings") and any other documents required to be served in relation to those Proceedings may be served on:

       22.3.1 the Seller or Take-Two by being served on Harbottle & Lewis, English solicitors to the Seller and Take-Two with a copy to the Seller or Take-Two (as the case may be); and

       22.3.2 on the Buyer by being served on Clifford Chance Rogers & Wells, LLP, U.S. solicitors to the Buyer with a copy to the Buyer,

       as agent for service of such process in accordance with clause 21. These documents may, however, be served in any other manner allowed by law. This clause applies to all Proceedings wherever started.

23.    COUNTERPARTS

       This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which together evidence the same agreement.

24.    INDEMNITY FOR PAYMENTS

       The Seller undertakes to indemnify and hold harmless the Buyer and each Buyer's Group Undertaking from and against any and all actions, suits, claims, demands, debts, liabilities, obligations, losses, damages, costs and expenses (including legal fees) arising out of payments made by the Seller to Ramy Weitz in connection with the transactions referred to in paragraph 8 of Schedule 4. Any indemnification pursuant to this clause shall be excluded from the provisions of clause 8.1.1 and no de minimis shall apply in relation thereto.

                                   SCHEDULE 1

                                 BUYER'S DETAILS


Registered Number:                      3734233

Registered Office:                      8-14 Vine Hill, London EC1R 5DX

Authorised share capital:               (pound)800,000 divided into 160,000,000
                                        Ordinary Shares of 0.5p each

Total issued share capital:             69,465,542 ordinary shares

Directors' authority to allot:          (pound)103,600.08 pursuant to prior
                                        Acquisition Agreements

                                        (pound)114,775 on any other terms

Share capital under option:             5,521,330 Ordinary Shares (as at
                                        31/8/2000)

Share capital required to satisfy       Dixons: up to 8,885,948 Ordinary Shares
warrants and deferred consideration:
                                        Computec Media AG: 2,423,278 Ordinary
                                        Shares

                                        Centromail: up to(pound)2 million worth
                                        of shares

                                        Internet Digital Media Ltd: up
                                        to(pound)1,350,000 worth of shares

                                        Interactive Commercial Enterprise: up
                                        to(pound)2,000,000 worth of shares

                                        Joysoft GmbH: up to DM1,000,000 worth of shares

                                        The Nordic Games Group: up to
                                        SEK16,500,000 worth of shares

                                        Gameplay may also, at its option, issue
                                        up to (pound)7,000,000 worth of shares
                                        to Dixons at (pound)2.17 per share to
                                        fund expansion of new retail stores.

Directors:                              Dylan Wilk                James George Glicker

                                        Neville David Buch        John Paul Swingewood

                                        Theodor Robert Bechman    Mark Jonathan Bernstein

                                        Paul Burden               Mark Douglas Ashley Strachan

                                        Ian Livingston

Accounting Reference Date:              31/07

Auditors:                               BDO Stoy Hayward, Chartered Accountants
                                        and Registered Auditors, London

                                   SCHEDULE 2

                               BUYER'S WARRANTIES

1.     Interpretation

       In this Schedule:

       "Accounts" means the Buyer's individual accounts (as that term is used in section 226 of the Act) for the financial year ended on the Last Accounting Date and contained in the Prospectus of the Company dated 26 July 1999; and

       "Last Accounting Date" means 17 June 1999.

2.     Organisation

       The Buyer is a corporation duly organised, validly existing and in good standing under the Laws of its jurisdiction of incorporation. The Buyer possesses the full corporate power and authority to own its Assets, conduct its business as and where such business is presently conducted, and enter into this Agreement and each other agreement or document contemplated by this Agreement.

3.     Agreement

       The Buyer's execution, delivery and performance of this Agreement, and its consummation of the transactions contemplated by this Agreement:

       (a) have been duly authorised by all necessary corporate actions by its board of directors and shareholders;

       (b) do not constitute a violation of or default under its memorandum or articles of association;

       (c) do not constitute a default or breach (immediately or after the giving of notice, passage of time or both) under any Contract to which the Buyer is a party or by which the Buyer is bound;

       (d) do not constitute a violation of any Law or Judgment that is applicable to it or to its business or Assets, or to the transactions contemplated by this Agreement; and

       (e)    do not require the Consent of any Person.

       This Agreement constitutes the valid and legally binding agreement of the Buyer, enforceable against it in accordance with its terms.

4.     Accounts

       The Accounts have been prepared and audited on a proper and consistent basis in accordance with the law and applicable standards, principles and practices generally accepted in the United Kingdom. The Accounts show a true and fair view of the assets, liabilities and state of affairs of the Company as at the Last Accounting Date and of the profits and losses of the Company for the financial year ended on the Last Accounting Date.

5.     Company Details

       The information regarding the Buyer set out in Schedule 1 is true and correct.

6.     Filings

       Since 26 July 1999, Buyer has filed all forms, reports, statements and other documents ("Filings") required to be filed with the Companies Announcements Office of the London Stock Exchange. The Filings did not, as of the date they were filed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not materially misleading. "Material" and "materially" mean material in the context of the Buyer's Group.

7.     Shares and Warrants

       The Consideration Shares, Founder Shares and the shares issued pursuant to the Warrants will, when issued, be duly authorised and validly issued and fully paid, will be delivered hereunder free and clear of any liens, adverse claims, security interests, pledges, mortgages, charges will rank pari passu with all other ordinary shares of the Company and assuming that the representations and warranties of Seller contained herein are true and correct, will be issued in compliance with all applicable Laws.

                                   SCHEDULE 3

                                  KEY CONTRACTS

1. Joint Marketing and Joint Product Agreement dated 18 May 2000 between Broadband Studios, Inc. and NDS Limited.

2. Letter of intent dated 9 May 2000 from Microsoft Corporation to Take Two Interactive Software, Inc regarding Powerplay Network games.

3. Memorandum of Understanding dated 31 May 2000 between Broadband Studios, Inc. and OpenTV, Inc.

4. Non-disclosure Agreement dated 6 June 2000 between Liberate Technologies and Broadband Studios Inc.

5. Non-disclosure Agreement between Power TV Inc and Broadband Studios Inc. (undated)

6. Non-disclosure Agreement dated June 2000 between Lodgenet Entertainment Corporation and Broadband Studios Inc (relating to Pixel Broadband Studios Inc).

7. Non-disclosure Agreement dated 2 June 2000 between Akanai Technologies, Inc and Broadband Studios Inc.

8. Agreement dated 8 June 2000 between Ananey Interactive and Broadband Studios, Inc.

9. Memorandum of Understanding dated 5 June 2000 between Broadband Studios, Inc. and Hed Artsi.

10. Memorandum of Understanding dated 25 August 2000 between Broadband Studios, Inc. and Digital Illusions CEAB.

11. ATVEF Adopters Agreement dated 13 June 2000 between ATVEF Licencing LLC and Broadband Studios, Inc.

12. License and Distribution Agreement dated 6 June 2000 between Microsoft Corporation and Broadband Studios, Inc.

                                   SCHEDULE 4

                                   WARRANTIES

                                    Part (A)
                            Supplementary Warranties

1. The Seller, or Take-Two (if the Consideration Shares are allotted to Take-Two, at the Seller's request) is acquiring the Consideration Shares for investment purposes for its own account and not with a view to any resale, distribution or other disposition thereof.

2. Take-Two has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Consideration Shares and has concluded on the basis of information available to it that it is able to bear the risks associated with such investment. Take-Two has the ability to bear the economic risk of its investment in the Consideration Shares, has adequate means of providing for its current and contingent needs, has no need for liquidity with respect to its investment in the Consideration Shares, and is able to sustain a complete loss of its investment in the Shares.

3.   Take-Two  is  an  "institutional   accredited   investor"   satisfying  the
     requirements of Rule 501(a)(1), (2), (3) or (7) of Regulation D under the 1933 Act and is acquiring the Shares for its own account.

4.   Take-Two acknowledges that:

4.1 it has received an Investor Information Pack, which contains only copies of such reports and filings which the Buyer has made publicly available, and which have been announced in accordance with the requirements of the London Stock Exchange since 26 July 1999; and

4.2 the Buyer has not registered the Consideration Shares or any other of its securities under the U.S. Securities Act of 1933, as amended (the "1933 Act"), and is not subject to the reporting requirements under the U.S. Securities Exchange Act of 1934, as amended (the "1934 Act") accordingly, the information contained in the Investor Information Pack may differ from the information that would be required to be filed with the U.S. Securities and Exchange Commission if the Buyer were subject to the requirements of the 1933 Act or the 1934 Act.

5. Take-Two acknowledges that the Consideration Shares have not been and will not be registered under the 1933 Act, and undertakes that if it decides to offer, sell, pledge or otherwise transfer any of the Consideration Shares, such Consideration Shares may be offered, sold, pledged or otherwise transferred only:

5.1 outside the United States in accordance with Rule 903 or 904 of Regulation S under the 1933 Act;

5.2 within the United States in accordance with the exemption from registration under the 1933 Act provided by Rule 144 thereunder, if available, and in compliance with any applicable state securities laws; or

5.3 in a transaction that does not require registration under the 1933 Act, in accordance with applicable state securities laws and in relation to which Take-Two has furnished to the Buyer an opinion to such effect from counsel of recognised standing in form and substance satisfactory to the Buyer prior to such offer, sale, pledge or transfer.

6. Take-Two acknowledges that each certificate representing Consideration Shares originally issued to a U.S. person, a person in the United States or a person for the account or benefit of a U.S. person or a person in the United States, as well as all certificates issued in exchange for or in substitution of the foregoing securities, shall bear the following legend until such time as the same is no longer required under the 1933 Act or applicable state securities laws:

     "THE SHARES OF THE COMPANY HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT"). THE HOLDER HEREOF, BY PURCHASING SUCH SHARES, AGREES FOR THE BENEFIT OF THE COMPANY THAT SUCH SHARES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) OUTSIDE THE UNITED STATES IN ACCORDANCE WITH RULE 903 OR RULE 904 OF REGULATION S UNDER THE 1933 ACT, (B) WITHIN THE UNITED STATES IN ACCORDANCE WITH THE EXEMPTION FROM REGISTRATION UNDER THE 1933 ACT PROVIDED BY RULE 144 THEREUNDER, IF AVAILABLE, AND IN COMPLIANCE WITH ANY APPLICABLE STATE SECURITIES LAWS, OR (C) IN A TRANSACTION THAT DOES NOT REQUIRE
     REGISTRATION UNDER THE 1933 ACT, IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS AND IN RELATION TO WHICH TAKE-TWO HAS FURNISHED TO THE COMPANY AN OPINION TO SUCH EFFECT FROM COUNSEL OF RECOGNISED STANDING IN FORM AND SUBSTANCE REASONABLY SATISFACTORY TO THE COMPANY PRIOR TO SUCH OFFER, SALE, PLEDGE OR TRANSFER."

7. Except as specified in the Disclosure Schedule, there are no other contracts to which the Seller is a party which are required for a Group Company's business as it is carried on as at the date of this Agreement.

8. Except as specified in the Disclosure Schedule, neither the Seller nor any Group Company owes any amount to a present or former director, officer or employee of the Seller or any Group Company (as the case may be) except payments to be made to Ramy Weitz and Mike Suarez.

                                     Part B
                       Stock Purchase Agreement Warranties

                                   SCHEDULE 5

                              INTELLECTUAL PROPERTY

1.   Trademark   Application   dated  21  March  2000  for  "Jive"  (serial  no.
     78/000210).

2. Trademark Application dated 21 March 2000 for "Powerplay Network" (serial no. 78/000211).

3. Trademark Application dated 21 March 2000 for "Broadband Studios" (serial no. 78/000212).

EXECUTED by the parties:


Signed for                          )
and on behalf of                    )
BROADBAND STUDIOS, INC.,            )



Signed for                          )
and on behalf of                    )
GAMEPLAY.COM PLC                    )



Signed for                          )
and on behalf of                    )
TAKE-TWO INTERACTIVE                )
SOFTWARE, INC.                      )